ADDvantage Technologies Revenue Increases 31% to $25.9 Million,
Record Net Income of $1.5 Million for the Third Quarter of Fiscal 2022

Record Quarterly EPS of $0.11 vs. $0.05, $5.2 Million in Cash Flow from Operations and $4.9 Million in Cash at September 30

Carrollton, Texas, November 14, 2022 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today reported record financial results for the three and nine months ended September 30, 2022, the third quarter of 2022. The Company has changed its fiscal year end from September 30 to December 31, and this report reflects that adjustment with fiscal year-to-date periods of January 1 to September 30.

“Continued double-digit revenue growth, strong demand for our solutions on both sides of our business, and the benefit of cost reduction and margin enhancement initiatives drove record net income for ADDvantage Technologies,” commented Joe Hart, Chief Executive Officer. “Our overall growth continues to be led by our Telco segment, which increased more than $5.3 million in the quarter on strong demand for optical, wireless and enterprise products to offset supply chain challenges for new equipment and fuel the distributed workforce trends. This business generated nearly $2.0 million in contribution margin in the quarter.”

“Our Wireless segment continues to grow, and we are moving toward profitability for this segment as we drive operational efficiencies and reach an inflection point in terms of revenue,” continued Mr. Hart. “The fourth quarter is typically impacted by weather-related and holiday seasonality, but we are continuing to expand our presence with wireless carriers in key geographies, and we expect 2023 will reflect strong demand and strategic investments in our operations. As a result, we anticipate further wireless expansion and positive contribution margin, bolstering our profitable consolidated results.”

Financial Results for the Three Months ended September 30, 2022

Third quarter sales were $25.9 million, an increase of $6.2 million, or 31% compared to $19.7 million last year. The increase was primarily due to an increase of $0.9 million, or 13% in Wireless revenue related to 5G tower work, and an increase of $5.3 million, or 42% in Telco revenue due to increased demand for optical and wireless equipment sold by the Telco segment.

Gross profit was $8.5 million, or 33% gross margin, compared to gross profit of $5.0 million, or 25% gross margin, for the same period last year. Operating expenses decreased $0.3 million, or 12%, to $2.3 million reflecting the previously announced cost-reduction initiatives. Consolidated selling, general and administrative ("SG&A") expenses include overhead, which consist of personnel, insurance, professional services, communication, and other cost categories, increased $0.1 million or 2%, to $4.5 million for the three months ended September 30, 2022 from $4.4 million for the same period last year. The increase in SG&A relates primarily to increased selling and commissions expenses to support higher revenues.

Net income for the quarter was a record $1.5 million, or $0.11 per basic and diluted share, compared to net income of $0.6 million (which includes a $3.0 million gain on extinguishment of debt related to the forgiveness of a PPP loan), or $0.05 per diluted share, for the third quarter last year.

Financial Results for the Nine Months ended September 30, 2022 (the period from January 1 to September 30)

For the period from January 1, 2022 to September 30, 2022, sales were $77.5 million, an increase of 57% compared to $49.4 million for the same period last year. Wireless segment revenue increased 48% to $22.9 million and Telco segment revenue increased 61% to $54.6 million.

Gross profit was $22.4 million, or 29% gross margin, compared to gross profit of $12.5 million, or 25% gross margin, for the same period last year. Operating expenses increased $0.3 million to $7.6 million from $7.3 million the same period last year. Year-to-date net income was $1.0 million, or $0.07 per basic and diluted share, compared to a net loss of $4.5 million (which includes a $3.0 million gain on extinguishment of debt related to the forgiveness of a PPP loan), or $(0.36) per diluted share last year.

Balance sheet

Cash and cash equivalents were $4.9 million as of September 30, 2022, compared with $1.8 million at December 31, 2021. As of September 30, 2022, the Company had net inventories of $8.7 million.

During the nine months ended September 30, 2022, the Company paid off its line of credit. Outstanding debt as of September 30, 2022 was $1.7 million, consisting of vehicle financing leases.

Earnings Conference Call

The Company will host a conference call on Monday, November 14, 2022 at 5 p.m. Eastern.

Date:                    Monday, November 14, 2022
Time:                    5 p.m. Eastern
Toll-free Dial-in Number:            1-800-239-9838
International Dial-in Number:        1-323-794-2551
Conference ID:                5532960

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through November 28, 2022.

Toll-free Replay Number:        1-844-512-2921
International Replay Number:        1-412-317-6671
Replay Passcode:            5532960

An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

Cautions Regarding Forward-Looking Statements

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

-- Tables follow –

ADDvantage Technologies Group, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)
(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$4,923	$1,837
Restricted cash	1,785	581
Accounts receivable, net of allowances of $250, respectively	2,403	6,469
Unbilled revenue	2,578	2,219
Inventories, net of allowances of $3,831 and $3,567, respectively	8,665	5,653
Prepaid expenses and other assets	1,648	1,371
Total current assets	22,002	18,130

Property and equipment, at cost:
Machinery and equipment	5,131	5,354
Leasehold improvements	899	821
Total property and equipment, at cost	6,030	6,175
Less: Accumulated depreciation	(2,828)	(2,558)
Net property and equipment	3,202	3,617
Right-of-use lease assets	1,776	2,466
Intangibles, net of accumulated amortization	788	1,027
Goodwill	58	58
Other assets	124	128
Total assets	$27,950	$25,426

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,025	$6,812
Accrued expenses	1,771	1,184
Deferred revenue	287	207
Bank line of credit	—	2,050
Right-of-use lease obligations, current	1,235	1,177
Finance lease obligations, current	573	652
Other current liabilities	567	706
Total current liabilities	13,458	12,788
Right-of-use lease obligations, long-term	905	1,839
Finance lease obligations, long-term	1,117	1,484
Total liabilities	15,480	16,111
Shareholders’ equity:
Common stock, $0.01 par value; 30,000,000 shares authorized; 14,043,642 and 13,041,127 shares issued and outstanding, respectively	140	130
Paid in capital	2,516	335
Retained earnings	9,814	8,850
Total shareholders’ equity	12,470	9,315
Total liabilities and shareholders’ equity	$27,950	$25,426

ADDvantage Technologies Group, Inc.
Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Sales	$25,926	$19,727	$77,474	$49,411
Cost of sales	17,383	14,679	55,026	36,913
Gross profit	8,543	5,048	22,448	12,498
Operating expenses	2,303	2,607	7,600	7,282
Selling, general and administrative expenses	4,464	4,357	12,459	11,675
Depreciation and amortization expense	295	329	925	947
Gain on disposal of assets	311	10	309	23
Income (loss) from operations	1,792	(2,235)	1,773	(7,383)
Other income (expense):
Gain on extinguishment of debt	—	2,955	—	2,955
Interest income	—	20	—	87
Other expense, net	(273)	(49)	(675)	(91)
Interest expense	(36)	(82)	(134)	(170)
Other income (expense), net	(309)	2,844	(809)	2,781

Income (loss) before income taxes	1,483	609	964	(4,602)
Benefit for income taxes	—	(30)	—	(53)

Net income (loss)	$1,483	$639	$964	$(4,549)

Income (loss) per share:
Basic and diluted	$0.11	$0.05	$0.07	$(0.36)
Shares used in per share calculation:
Basic and diluted	13,638,162	12,543,727	13,302,410	12,485,719

Non-GAAP Financial Measure
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA as presented also excludes impairment charges for operating lease right-of-use assets and intangible assets including goodwill, stock compensation expense, other income, other expense, interest income and income from equity method investment. Adjusted EBITDA is presented below because this metric is used by the financial community as a method of measuring our financial performance and of evaluating the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as calculated below, may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.
The following table provides a reconciliation by segment of loss from operations to Adjusted EBITDA for the three and nine month periods ended September 30, 2022 and 2021, in thousands:

	Three Months Ended September 30, 2022			Three Months Ended September 30, 2021
	Wireless	Telco	Total	Wireless	Telco	Total
Income (loss) from operations	$(202)	$1,994	$1,792	$(2,105)	$(130)	$(2,235)
Depreciation and amortization expense	173	121	294	202	127	329
Stock compensation expense	78	72	150	132	36	168
Adjusted EBITDA	$49	$2,187	$2,236	$(1,771)	$33	$(1,738)

	Nine Months Ended September 30, 2022			Nine Months Ended September 30, 2021
	Wireless	Telco	Total	Wireless	Telco	Total
Income (loss) from operations	$(3,859)	$5,632	$1,773	$(5,759)	$(1,624)	$(7,383)
Depreciation and amortization expense	561	364	925	563	384	947
Stock compensation expense	234	266	500	375	318	693
Adjusted EBITDA	$(3,064)	$6,262	$3,198	$(4,821)	$(922)	$(5,743)